CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAROLINA FINANCIAL CORPORATION

(Pursuant to 8 Del. C. Section 242)

Carolina Financial Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by revising Article FOURTH, Paragraph A thereof, so that, as amended, said Article FOURTH, Paragraph A shall be and read as follows:

FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seven million (7,000,000) consisting of:

1.	Two hundred thousand (200,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and
2.	Six million eight hundred thousand (6,800,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Carolina Financial Corporation has caused this certificate to be signed and attested to by its duly authorized officers this 10th day of June, 2010.

CAROLINA FINANCIAL CORPORATION

	By:	/s/ John D. Russ
John D. Russ
President and Chief Executive Officer

ATTEST:

/s/ Frank J. Cole, Jr.
Frank J. Cole, Jr.
Secretary